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                                  EXHIBIT 5.1


                                  June 3, 1996


Silicon Valley Bancshares
2232 North First Street
San Jose, California 95131

     RE:  REGISTRATION STATEMENT ON FORM S-3
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about June 7, 1996 (the "Registration Statement"), in connection with the registration for resale under the Securities Act of 1933, as amended, of 100,000 shares (the "Shares") of your Common Stock issuable to the entity listed in the Registration Statement and referred to therein as the Selling Shareholder upon the vesting and exercise of an outstanding nonstatutory stock option (the "Option") issued under the 1989 Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and resale of the Shares.

     It is our opinion that, when issued in accordance with the terms of the Option and the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                              Very truly yours,


                              WILSON, SONSINI, GOODRICH & ROSATI
                              Professional Corporation

                              /s/ Wilson, Sonsini, Goodrich & Rosati